EXHIBIT 3.3(b)

FIRST AMENDMENT TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CC V HOLDINGS, LLC

(formerly known as AVALON CABLE LLC)

(a Delaware limited liability company)

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF CC V HOLDINGS, LLC (“CC V H”) (“Amendment”) is dated as of January 1, 2000.

WITNESSETH:

WHEREAS, Charter Communications Holding Company, LLC (“Holdco”) has been the sole Member of CC V H, as provided in the Limited Liability Company Agreement of CC V H dated as of November 15, 1999 (“LLC Agreement”);

WHEREAS, Holdco and Charter Communications Holdings, LLC (“Holdings”) are parties to a Contribution and Sale Agreement effective as of January 1, 2000 pursuant to which Holdco contributed its membership interest in CC V H to Holdings; and

WHEREAS, pursuant to Section 11 of the LLC Agreement the Member may transfer its membership interest;

NOW THEREFORE, in consideration of the terms and provisions set forth herein, and other good and valuable consideration the undersigned does hereby agree as follows:

1.	Holdings shall be the sole Member of CC V H as successor to the membership interest formerly held by Holdco, and shall also serve as the Tax Matters Partner.

2.	Schedule A to the LLC Agreement shall be amended as set forth in the attachment hereto.

3.	All other terms of the LLC Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the date first written above.

Former Member:
Charter Communications Holding Company, LLC

By:
/s/ Marcy Lifton Marcy Lifton Vice President

New Member:
Charter Communications Holdings, LLC

By:
/s/ Marcy Lifton Marcy Lifton Vice President

EXHIBIT A

Member Name	Number and Type of Units

Charter Communications Holdings, LLC	100

Tax Matters Partner

Charter Communications Holdings, LLC